UNITED STATES
     SECURITIES AND EXCHANGE COMMISSION

     Washington, D.C. 20549

     FORM 8-K

     CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):     October 8, 2009

     TRANS ENERGY, INC.
     (Exact name of registrant as specified in its charter)

NEVADA	0-23530	93-0997412
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

     210 Second Street, P.O. Box 393, St. Mary's, West Virginia 26170

     (Address of principal executive offices)

Registrant's telephone number, including area code: (304) 684-7053

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Section 7 – Regulation FD

Item 7.01     Regulation FD Disclosure

     On October 6, 2009, our Board of Directors approved a plan to satisfy an immediate cash need of $1,250,000 to settle a disputed invoice for drilling services.  The invoice had been held without payment for several months due to a dispute over its amount.  Management negotiated a settlement at what it considered a reasonable level and less than the amount previously accrued on October 8, 2009.  In order to raise the necessary funds to immediately settle the dispute, the company sold for $321,192 an interest in five shallow wells, which management determined to be non-strategic to the company, to Sancho Oil & Gas Corporation. Loren E. Bagley, a director of Trans Energy, Inc., is the President of Sancho Oil & Gas. In addition, three members of the Board of Directors extended 60-day bridge loans to the company in the aggregate amount of $928,858, evidenced by three secured convertible promissory notes.

     The promissory notes, payable on demand, were issued to James K. Abcouwer ($350,000), Robert L. Richards ($100,000), and Loren E. Bagley in the name of Sancho Oil & Gas ($478,858). Each note was secured by shares of the company’s common stock equal to the value of the principle of the note based on the price of $0.65 per share. Interest on each note would be paid at the rate of 1.5% per month if the note were not paid within five days of demand. Each note is also convertible into shares of the company’s common stock, commencing 30 days after issuance, entitling the holder to convert the note into shares of the company’s common stock at the conversion price of $0.65 per share, based on the closing price of $0.60 for the company’s shares in the public market on the date the notes were issued. As provided by the terms of the promissory notes, Mr. Abcouwer converted his note for 538,462 shares of common stock on December 30, 2009, and Mr. Richards converted his note for 153,846 shares on January 29, 2010. On February18, 2010, Sancho Oil & Gas notified the Company that it was converting its note for 736,705 shares.

Section 9 – Financial Statements and Exhibits

Item 9.01     Financial Statements and Exhibits.

     (c)     Exhibits

     Exhibit No.          Description

99.1	Form of Secured Convertible Promissory Note
99.2	Form of Security Agreement

_____________

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                  TRANS ENERGY, INC.

Date: February 23, 2010	By:	/S/ Jim Abcouwer_____
Jim Abcouwer
President